UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 7, 2008

EnerNOC, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

75 Federal Street, Suite 300, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 224-9900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EnerNOC, Inc. (the “Company”) hereby amends its Current Report on Form 8-K filed on January 7, 2008 (the “Original Form 8-K”) pursuant to Instruction 2 to Item 5.02 of Form 8-K, to provide information that was not determined or available at the time of the filing of the Original Form 8-K. The Original Form 8-K was filed to report the appointment of Darren P. Brady as Chief Operating Officer and Senior Vice President of the Company, effective as of January 22, 2008.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          As previously disclosed, on January 7, 2008, the Company announced the appointment of Darren P. Brady as Chief Operating Officer and Senior Vice President of the Company.  In connection with the commencement of Mr. Brady’s employment with the Company, on January 22, 2008, the Company entered into a Severance Agreement (the “Agreement”) with Mr. Brady.

Pursuant to the terms of the Agreement, if Mr. Brady’s employment is terminated by the Company without cause or by Mr. Brady for good reason, the Company is required to pay Mr. Brady an amount equal to 100% of his then-current annual base salary plus his bonus target amount, as established by the Compensation Committee of the Board of Directors of the Company and as in effect on the date of termination, in twelve equal monthly installments in arrears commencing one month after the date of termination. In addition, the Company is required to pay Mr. Brady all accrued but unpaid base salary, vacation pay and reasonable and necessary expenses incurred by Mr. Brady on behalf of the Company prior to the termination date, payable on the date of termination.  Upon such a termination, and for a period of twelve months following the termination date, the Company is also required to maintain, on the same terms, any benefits that Mr. Brady was receiving from the Company as of the termination date.  If it is not permissible for the Company to continue coverage of Mr. Brady under any insurance plans, the Company is required to pay Mr. Brady such amount, net of state and federal income taxes, as will be sufficient for him to obtain such insurance coverage on an individual basis.

Pursuant to the Agreement, in the event of a change of control in which the Company is valued at $75 million or greater, the vesting schedule for all of Mr. Brady’s unvested options will be accelerated by six months.  In addition, the Agreement provides that, if Mr. Brady’s employment is terminated by the Company without cause or by Mr. Brady for good reason following a change of control of the Company, the number of stock awards equal to 100% of the total stock awards granted to Mr. Brady will become immediately vested and exercisable.

Under the Agreement, “good reason” includes a substantial reduction in Mr. Brady’s then current base salary, without his consent, or material and continuing diminution of Mr. Brady’s title or responsibilities, duties and authority in the operation and management of the Company as compared to such title and responsibilities, duties and authority on the effective date of the Agreement, without his consent.  Under the Agreement, “cause” includes: (i) willful failure to perform, or gross negligence in the performance of, Mr. Brady’s duties for the Company or any of its affiliates; (ii) knowing and material breach by Mr. Brady of any obligation to the Company or any of its affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) breach by Mr. Brady of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates; or (iv) conviction of Mr. Brady, or plea of nolo contendere by him to, a felony or any other crime involving moral turpitude.  A “change of control” is defined under the Agreement to include the sale of all or substantially all of the Company’s assets or its issued and outstanding capital stock, or a merger or consolidation involving the Company in which its stockholders immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than 50% in voting power of capital stock or other equity interest of such surviving corporation or entity outstanding immediately after such merger or consolidation.

The foregoing description of the Agreement is qualified in its entirety by the text of the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)                      Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: January 24, 2008	By:	/s/	Neal C. Isaacson
	Name:		Neal C. Isaacson
	Title:		Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement, dated as of January 22, 2008, by and between EnerNOC, Inc. and Darren P. Brady.